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                                                                    EXHIBIT 23.1


                             ACCOUNTANTS' CONSENT



The Board of Directors
Pinkerton's, Inc.

We consent to incorporation by reference in the registration statements (Nos. 33-36200, 33-41795, 33-68492, 33-93902 and 333-31243) on Form S-8 of
Pinkerton's, Inc. of our reports dated February 16, 1998, relating to the consolidated balance sheets of Pinkerton's, Inc. and subsidiaries as of December 26, 1997 and December 27, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 26, 1997, December 27, 1996 and December 29, 1995, and the related schedule, which reports appear in the December 26, 1997 annual report on Form 10-K of Pinkerton's, Inc.

                                  /s/ KPMG Peat Marwick LLP




Los Angeles, California
March 20, 1998